UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 18, 2016

ARES CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	814-00663	33-1089684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 44th Floor, New York, NY	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On April 18, 2016, Ares Capital Corporation (the “Registrant”) entered into an agreement to amend and restate its senior secured revolving credit facility (as amended and restated, the “A&R Revolving Credit Facility”).  The A&R Revolving Credit Facility, among other things, (a) extended the expiration of the revolving period for certain lenders electing to extend their commitments in an amount equal to $1.195 billion from May 4, 2019 to May 4, 2020, during which period the Registrant, subject to certain conditions, may make borrowings under the facility, (b) extended the stated maturity date for certain lenders electing to extent their commitments in an amount equal to $1.195 billion from May 4, 2020 to May 4, 2021, (c) permitted certain lenders electing not to extend their commitments in an amount equal to $70 million to remain subject to the existing revolving period and stated maturity in respect of their non-extending commitments, and (d) modified the debt and lien provisions of the facility to, among other things, (i) expand the types of additional debt that may be secured by certain assets of the Registrant on a pari passu basis with the A&R Revolving Credit Facility, subject to certain limitations and (ii) increase the amount of additional debt permitted to be incurred by the Registrant, subject to certain conditions.

The size of the A&R Revolving Credit Facility is $1.265 billion following the amendment and restatement thereof.  The A&R Revolving Credit Facility includes an “accordion” feature that allows the Registrant, under certain circumstances, to increase the size of the facility by an amount up to $632.5 million.

The A&R Revolving Credit Facility continues to be secured by a material portion of the Registrant’s assets (excluding, among other things, investments held in and by certain subsidiaries of the Registrant or investments in certain portfolio companies of the Registrant) and guaranteed by certain subsidiaries of the Registrant.

Under the A&R Revolving Credit Facility, the Registrant has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar revolving credit facilities, including, without limitation, covenants related to: (a) limitations on the incurrence of additional indebtedness and liens, (b) limitations on certain investments, (c) limitations on certain asset transfers and restricted payments, (d) maintaining a certain minimum stockholders’ equity, (e) maintaining a ratio of total assets (less total liabilities) to total indebtedness, of the Registrant and its subsidiaries (subject to certain exceptions), of not less than 2.0:1.0, and (f) limitations on the creation or existence of agreements that prohibit liens on certain properties of the Registrant and certain of its subsidiaries. The A&R Revolving Credit Facility also continues to include usual and customary events of default for senior secured revolving credit facilities of this nature.

In addition to the asset coverage ratio described above, borrowings under the A&R Revolving Credit Facility (and the incurrence of certain other permitted debt) will continue to be subject to compliance with a borrowing base that will apply different advance rates to different types of assets in the Registrant’s portfolio.

Borrowings under the A&R Revolving Credit Facility will also continue to be subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the A&R Revolving Credit Facility and is qualified in its entirety by reference to a copy of the A&R Revolving Credit Facility, which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information contained in Item 1.01 to this current report on Form 8-K is by this reference incorporated in this Item 2.03.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit Number	Description

10.1

Sixth Amended and Restated Senior Secured Revolving Credit Agreement, dated as of April 18, 2016, among Ares Capital Corporation, the lenders party thereto, and JPMorgan Chase Bank as administrative agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES CAPITAL CORPORATION

Date: April 20, 2016

	By:	/s/ Penni F. Roll
	Name:	Penni F. Roll
	Title:	Chief Financial Officer

Exhibit Index

Exhibit Number	Description

10.1

Sixth Amended and Restated Senior Secured Revolving Credit Agreement, dated as of April 18, 2016 among Ares Capital Corporation, the lenders party thereto, and JPMorgan Chase Bank as administrative agent